Exhibit 8

LIST OF SUBSIDIARIES OF NEXA RESOURCES S.A.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Campos Novos Energia S.A.	Brazil
Compañía Minera Shalipayco S.A.C.	Peru
Compañía Magistral S.A.C.	Peru
Compañía Minera Doña Isabel Ltda.	Chile
Compañía Minera Gaico S.A.	Peru
Consórcio Capim Branco Energia	Brazil
Consórcio UHE Igarapava	Brazil
Exploraciones Chimborazo Metals & Mining S.A.	Ecuador
IncPac Holding Limited	British Virgin Islands
Inversiones Garza Azul S.A.C.	Peru
Karmin Holdings Ltda.	Brazil
L.D.O.S.P.E. Empreendimentos e Participações Ltda.	Brazil
L.D.Q.S.P.E. Empreendimentos e Participações Ltda.	Brazil
L.D.R.S.P.E. Empreendimentos e Participações Ltda.	Brazil
Minera Bongará S.A.	Peru
Mineração Colina Ltda.	Brazil
Mineração Parnamirim Ltda.	Brazil
Mineração Rio Aripuanã Ltda.	Brazil
Mineração Santa Maria Ltda.	Brazil
Mineração Soledade Ltda.	Brazil
Nexa Energy Comercializadora Energia Ltda.	Brazil
Nexa Resources Atacocha S.A.A.	Peru
Nexa Resources Cajamarquilla S.A.	Peru
Nexa Resources El Porvenir S.A.C.	Peru
Nexa Recursos Minerais S.A.	Brazil
Nexa Resources Peru S.A.A.	Peru
Nexa Resources UK Limited.	United Kingdom
Nexa Resources US Inc.	United States
Nexa Resources Botswana Proprietary Limited.	Botswana
Nexa Solar Três Marias 1 Ltda.	Brazil
Nexa Solar Vazante 1 Ltda.	Brazil
Otavi Mining Investments (Proprietary) Ltd.	Namibia
Otjitombo Mining (Proprietary) Ltd.	Namibia
Pollarix S.A.	Brazil
Rayrock Antofagasta S.A.C.	Peru
SMRL Ltda. Pepita 1	Peru
SMRL CMA nº 54	Peru
Votorantim Andina S.A.	Chile

Votorantim Metals Canada Inc.	Canada
Votorantim Metals Namibia (Proprietary) Ltd.	Namibia
Tinka Resources Limited.	Canada
Darwin Resources Corp.	Canada
Tinka Resources S.A.C.	Peru
Darwin Peru S.A.C.	Peru
Compañía Electrica	Peru
Chaupihuaranga S.A.C.	Peru
Tinka Saudi Resources Corp	Saudi Arabia
Midad Al Mona Mining Company	Saudi Arabia

2